Exhibit 99.1

Steve Madden Announces Fourth Quarter and Fiscal Year 2013 Sales Results

Updates Fiscal Year 2013 EPS Guidance and

Provides Initial Fiscal Year 2014 Sales and EPS Guidance

LONG ISLAND CITY, N.Y., January 10, 2014 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced sales results for the fourth quarter and fiscal year ended December 31, 2013, updated its fiscal year 2013 EPS guidance and provided initial fiscal year 2014 sales and EPS guidance.

For the fourth quarter, net sales were $342.6 million, an 8.6% increase over the same period of 2012. Net sales for the wholesale division grew 10.5% to $273.1 million. Retail net sales rose 1.7% to $69.5 million. Retail comparable store sales for the fourth quarter of 2013 decreased 6.7%.

For fiscal year 2013, net sales were $1.314 billion, a 7.1% increase compared to fiscal year 2012. Wholesale net sales grew 6.6% to $1.104 billion. Retail net sales rose 9.6% to $209.6 million. Retail comparable store sales for the fiscal year 2013 decreased 2.1%.

Diluted EPS for the fiscal year 2013 is now expected to be approximately $1.97, the low end of the previously provided guidance range of $1.97 – $2.03.

For fiscal year 2014, the Company expects that net sales will increase 5 – 7% over net sales in 2013. Diluted EPS is expected to be in the range of $2.05 – $2.15. This guidance range includes the impact of a higher projected tax rate in 2014, which negatively impacts diluted EPS by approximately $0.03.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “Our wholesale business met expectations during the fourth quarter, but our retail segment was below plan primarily due to softer-than-anticipated performance in December. We believe our product assortment remained on-trend, as evidenced by our continued strong performance in the wholesale segment, but traffic in our own retail stores was disappointing. Looking ahead, while we are confident that we can maintain solid momentum in our wholesale business, we are cautious on the near-term outlook for our retail segment given the recent softness in traffic and sales trends.” Reported results are preliminary and remain subject to adjustment until the filing of the Company’s Annual Report on Form 10-K with the SEC.

The Company will be presenting at the 16the Annual ICR XChange Conference to be held at the Grand Lakes Hotel & Resort in Orlando, Florida on Monday, January 16, 2014 at 1:30 PM Eastern Standard Time. Edward Rosenfeld, Chairman and Chief Executive Officer, will host the presentation. The audio portion of the presentation will be webcast live over the internet and can be accessed through the Investor Relations page of our website at http://www.stevemadden.com/. An online archive will be available for a period of 90 days following the presentation.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Freebird by Steven, Stevies, Betsey Johnson, Betseyville, Report Signature, Report, Big Buddha, Wild Pair, Cejon and Mad Love, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts and Superga and l.e.i. for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 121 retail stores (including the Company’s four online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com